Exhibit 21

SUBSIDIARIES OF PREMIER, INC.
As of August 22, 2023

Name of Subsidiary	State/Province of Incorporation
Premier Healthcare Solutions, Inc. (1)	Delaware
Premier Services II, LLC (2)	Delaware
Premier Healthcare Alliance, L.P. (3)	California
Premier Marketplace, LLC (4)	Delaware
Premier Supply Chain Holdings, LLC (4)	Delaware
Premier Supply Chain Improvement, Inc. (4)	Delaware
Care to Care IPA, LLC (2)	New York
CECity.com, Inc. (2)	Pennsylvania
Contigo Health Holdings LLC (2)	Delaware
Healthcare Insights, LLC (2)	Illinois
Premier IDS, LLC (2)	Delaware
Premier Insurance Management Services, Inc. (2)	Illinois
Premier Pharmacy Benefit Management, LLC (2)	Delaware
Stanson Health, Inc. (2)	Delaware
SUM Total, LLC	Delaware
TheraDoc, Inc. (2)	Delaware
Catavert, LLC (5)	North Carolina
Contigo Health, LLC (6)	Ohio
Acurity, LLC (7)	Delaware
Conductiv, Inc. (7)	North Carolina
Conductiv Contracts, LLC (7)	Delaware
Elements Canada, LLC (7)	Delaware
Essensa Ventures, LLC (7)	New York
Innovatix, LLC (7)	Delaware
InnovatixCares, LLC (7)	Delaware
Innovatix Network, LLC (7)	Delaware
Intersectta, LLC (7)	Delaware
Nexera, LLC (7)	Delaware
Non-Healthcare Holdings LLC (7)	Delaware
NS3Health, LLC (7)	Florida
ProvideGx, LLC (7)	Delaware
SVS LLC (7)	North Carolina
Acro Pharmaceutical Services LLC (8)	Pennsylvania
Commcare Pharmacy - FTL, LLC (8)	Florida
Premier Specialty Pharmacy Solutions, LLC (8)	Florida
(1) Wholly owned by Premier, Inc.
(2) Wholly owned by Premier Healthcare Solutions, Inc.
(3) Premier Healthcare Solutions, Inc. is the sole general partner, and Premier Services II, LLC is the sole limited partner of Premier Healthcare Alliance, L.P.
(4) Wholly owned by Premier Healthcare Alliance, L.P.
(5) Wholly owned by Contigo Health Holdings, LLC.
(6) Contigo Health Holdings, LLC holds a 93% interest.
(7) Wholly owned by Premier Supply Chain Improvement, Inc.
(8) Wholly owned by NS3Health, LLC.